UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

INNODATA INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3475943
(State or incorporation or organization)	(IRS Employer Identification No.)

Three University Plaza Hackensack, New Jersey	07601
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of each class to be registered	Name of each exchange of which each class is to be registered
Preferred Stock Purchase Right	The Nasdaq Stock Market, LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box ☐

Securities Act registration statement file number to which this form relates:	Not Applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered

On January 14, 2016, the Board of Directors of Innodata Inc. (the “Company”) declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $0.01 per share. The dividend is payable on February 1, 2016 to the stockholders of record as of the close of business on February 1, 2016.

The description and terms of the Rights are set forth in a Rights Agreement (which includes the Form of Certificate of Designation of Series C Participating Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C) (the “Rights Agreement”), dated as of January 14, 2016 between the Company and American Stock Transfer & Trust Company, LLC as Rights Agent.

The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, which is filed as Exhibit 4.1 to the Current Report on Form 8-K that the Company filed with the Securities and Exchange Commission on January 20, 2016, and is incorporated herein by reference.

Item 2. Exhibits

	Exhibit No.	Description

4.1		Rights Agreement, dated as of January 14, 2016, between Innodata Inc. and American Stock Transfer & Trust Company, LLC, which includes the Form of Certificate of Designation of Series C Participating Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 20, 2016).

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNODATA INC.

Date: January 20, 2016	By:	/s/ Amy R. Agress
Amy R. Agress Vice President, General Counsel and Secretary